Exhibit 10.6
RESTRICTED STOCK UNIT ELECTION AGREEMENT
OF
ZURN ELKAY WATER SOLUTIONS CORPORATION

ARTICLE I
ELECTIVE RESTRICTED STOCK UNITS AND ISSUANCE OF SHARES
Section 1.1Election to Receive Restricted Stock Units
For calendar year _______, the Participant hereby elects to receive 100% of his or her cash compensation, including any committee, chairperson and/or attendance fees, in the form of elective Restricted Stock Units. This election shall continue in effect for subsequent calendar years unless revoked by the Participant.
Section 1.2Number of Elective Restricted Stock Units.
The cash compensation the Participant has elected under Section 1.1 above shall be converted to a number of Restricted Stock Units equal to the quotient of (a) the amount of such cash compensation then payable, divided by (b) the Fair Market Value of a share of Common Stock as of the date the cash compensation would have otherwise been paid to the Participant.
Section 1.3Book Account.
The number of Restricted Stock Units determined under Section 1.2 are units that will be reflected in a book account maintained by the Corporation.
Section 1.4Immediate Vesting of Restricted Stock Units
(a)Except as otherwise provided in Section 1.4(b) below, these Restricted Stock Units shall be fully vested. The Participant will not have any dividend rights or voting rights with respect to the Restricted Stock Units and will not be deemed a stockholder of the Corporation with respect to any of the Restricted Stock Units unless and until shares of Common Stock are delivered to the Participant in settlement of the Restricted Stock Unit pursuant to Section 1.5.
(b)If the Participant is removed from the Board by the Board or the stockholders of the Corporation for cause, or the Participant resigns or decides not to stand for reelection to the Board following delivery of notice to the stockholders of a proposal to remove the Participant from the Board for cause (for these purposes, cause shall include, but not be limited to, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform the Participant's duties and responsibilities as a member of the Board for any reason other than illness or incapacity), then all Restricted Stock Units shall immediately be forfeited.
Section 1.5Issuance of Shares
On the settlement date determined pursuant to and in accordance with the Rules and Procedures for the Non-Employee Director Restricted Stock Unit Award Deferral Program (as it may be revised, amended or restated from time to time, the "Program"), the Corporation shall issue the Participant one share of Common Stock for each Restricted Stock Unit, subject to the terms and provisions of the Plan and this Agreement.

QB\74608723.4

Section 1.6Restricted Stock Units Subject to Plan
The Restricted Stock Units, and related dividend equivalent rights, granted hereunder are subject to the terms and provisions of the Plan, including without limitation, Sections 7.4 and 8.9 of the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meaning given to such terms in the Plan (including the Program, as applicable).
Section 1.7Dividend Equivalents
During the period beginning on the date the Restricted Share Units are credited to the Participant's book account and ending on the date that shares of Common Stock are issued in settlement of a Restricted Stock Unit, the Participant will accrue dividend equivalents on Restricted Stock Units (including Deferred Shares (as defined in the Program) under the Program) equal to the cash dividend or distribution that would have been paid on the Restricted Stock Unit had the Restricted Stock Unit been an issued and outstanding share of Common Stock on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable (or forfeitable) upon the same terms and at the same time of settlement as the Restricted Stock Units to which they relate, and (ii) will be denominated and payable solely in cash. Dividend equivalent payments, at settlement, will be net of applicable federal, state, and local withholding taxes (subject to Section 2.8).
ARTICLE II
OTHER PROVISIONS
Section 1.8Participant's Service as a Director
Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the service of the Corporation or any of its Subsidiaries (whether as a director or otherwise).
Section 1.9Construction; Choice of Law
This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware, without regard to conflicts of laws provisions that would give effect to the laws of another jurisdiction.
Section 1.10Conformity to Securities Laws
The Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including without limitation, Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
Section 1.11Entire Agreement
The parties hereto acknowledge that this Agreement and the Plan (including the Program, as applicable) set forth the entire agreement and understanding of the parties and supersede all prior written or oral agreements or understandings with respect to the subject matter hereof, except that any provisions therein regarding confidentiality or non-competition remain in full force and effect in favor of the Corporation and its Subsidiaries as if the agreements containing such provisions were not so superseded. The obligations imposed by this Agreement are severable and should be construed independently of each other. The invalidity of one provision shall not affect the validity of any other provision. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstances, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed, to the extent allowed by the laws of such jurisdiction, to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed exercised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.
Section 1.12Amendment
The Administrator at any time, and from time to time, may amend the terms of this Agreement, provided, however, that the rights of the Participant shall not be adversely impaired without the Participant’s written consent. The Corporation shall provide the Participant with notice and a copy of any amendment made to this Agreement.
Section 1.13Disputes (Forum; Personal Jurisdiction; Waiver of Jury Trial)
Any dispute or controversy arising under, out of, or in connection with or in relation to this Agreement or the Plan (including the Program, as applicable) shall be brought exclusively in the state, federal, or other courts of the state of Delaware, and the parties hereby consent and submit to the personal jurisdiction of those courts. In the event of dispute or litigation, each party shall pay its own attorney’s fees and expenses, except that, should the Participant file suit in a forum other than the state, federal, or other courts of the state of Delaware, Corporation shall be entitled to recover from the Participant its attorney fees and expenses associated with seeking the dismissal or transfer of the Participant’s suit. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO ANY TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING UNDER, OUT OF, IN CONNECTION WITH, OR IN RELATION TO THE PLAN OR THIS AGREEMENT.
Section 1.14Notices
All notices, requests, consents and other communications hereunder to any party hereto shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:
(i)    if to the Corporation, to:
Zurn Elkay Water Solutions Corporation
511 W. Freshwater Way
Milwaukee, WI 53204
Attention: General Counsel
(ii)    if to the Participant, to the Participant’s home address on file with the Corporation.

Section 1.15Government and Other Regulations
The obligation to deliver shares of Common Stock under the Plan, and related dividend equivalents, shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or desirable by the Corporation, including (without limitation) the satisfaction of all applicable federal, state and local tax withholding requirements. The Corporation shall have the power and the right to deduct or withhold, or require the Participant to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of these Restricted Stock Units and related dividend equivalents.
Section 1.16Counterparts
This Agreement may be executed in several counterparts, including via facsimile transmission, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
[Signature Page to Follow]

Elected, acknowledged and agreed, this __ day of ___________, _______
By: __________________________________
___________________________________
[Print name]

Received by Zurn Elkay Water Solutions Corporation, this __ day of _____________, _______
By: _________________________________
Its: _________________________________
* * *